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                                       UNITED STATES
			     SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			(Amendment No. ___________)*



			       Quadrant 4 Systems Corp
		________________________________________
			(Name of Issuer)



				Common Stock
		________________________________________
			(Title of Class of Securities)


				74735A104
		________________________________________
				(CUSIP Number)


			December 31, 2014	________________________________________
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ x]	Rule 13d-1(b)

[   ]	Rule 13d-1(c)

[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 74735A104
	________________________________________

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1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Bard Associates, Inc.                               36-3452497

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2. 	Check the Appropriate Box if a Member of a Group (See Instructions)

		(a) /  /
		(b) /  /


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3.	SEC Use Only


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4.	Citizenship or Place of Organization

	Illinois

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Number of	5.	Sole Voting Power
Shares
Beneficially		400,000
Owned by		---------------------------------------------
Each Reporting	6.	Shared Voting Power
Person with
			0
			---------------------------------------------
		7.	Sole Dispositive Power

			7,312,000
			---------------------------------------------
		8.	Shared Dispositive Power

		        0
			---------------------------------------------

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9.	Aggregate Amount Beneficially Owned by Each Reporting Person

        7,312,000

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10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 	(See Instructions)  /   /


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11.	Percent of Class Represented by Amount in Row (9)

7.4%

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12.	Type of Reporting Person (See Instructions)

IA

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ITEM 1.
	(a)	Name of Issuer

		Quadrant 4 Systems Corp.
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	(b)	Address of Issuer's Principal Executive Offices

		2850 Golf Road, Suite 30
		Rolling Meadows, IL 60008

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ITEM 2.

	(a)	Name of Person Filing

		Bard Associates, Inc.
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	(b)	Address of Principal Business Office or, if none, Residence

		135 South LaSalle Street, Suite 3700
		Chicago, IL  60603

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	(c)	Citizenship

		United States
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	(d)	Title of Class of Securities

		Common Stock
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	(e)	CUSIP Number

		74735A104
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ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
	240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE
	PERSON FILING IS A:

		(a)	/     / Broker or dealer registered under section 15 of
			The Act (15 U.S.C. 78o).

		(b)	/    / Bank as defined in section 3(a)(6) of the Act
			(15 U.S.C. 78c).

		(c)	/    / Insurance company as deined in section 3(a)(19)
			Of the Act (15. U.S.C. 78c).

		(d)	/   / Investment company registered under section 8 of
			The Investment Company Act of 1940 (15 U.S.C. 80a-8).

		(e)	/ x / An investment adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E);

		(f)	/   / An employee benefit plan or endowment fund in accordance
			with Section 240.13d-1(b)(1)(ii)(F);

		(g)	/   / A parent holding company or control person in accordance
			with Section 240.13d-1(b)(1)(1)(ii)(G);

		(h)	/   / A savings association as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)	/   / A church plan that is excluded from the definition of an
			Investment company under section 3(c)(14) of the Investment
			Company Act of 1940 (15. U.S.C. 80a-3);

		(j)	/   / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

-------------------------------------------------------

ITEM 4.	OWNERSHIP

	The information reported below in the Item 4 is as of December 31, 2014.
	The percentage set forth in Item 4(b) is calculated based on the 99,160,719
	shares of the Issuer's Common Stock outstanding as of November 12, 2014,
	as reported in the Issuer's Form 10-Q for the period ended September 30, 2014
	 (filed November 12, 2014).


		(a)	Amount beneficially owned:

		7,312,000

		(b)	Percent of Class

		7.4%

		(c) 	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote

			400,000
			-----------------------------------------------------
			(ii)	Shared power to vote or to direct the vote

			0
			------------------------------------------------------
			(iii)  Sole power to dispose or to direct the disposition of

			7,312,000
			-------------------------------------------------------
			(iv)  Shared power to dispose or to direct the disposition of

			0
			---------------------------------------------------------

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof The reporting person has ceased to be the beneficial owner of more than five
Percent of the class of securities, check the following   /    /.


ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
		ANOTHER PERSON


ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
	WHICH ACQUIRED THE SECURITY BEING REPORTED ON
	BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
	GROUP


ITEM 9.	NOTICE OF DISSOLUTION OF GROUP


ITEM 10.CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



					SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					02/13/2015
				--------------------------------------------
					Date

				/s/ Timothy B. Johnson
				----------------------------------------------
					Signature

				Timothy B. Johnson/ President
				-----------------------------------------------------
					Name/Title